Exhibit 99.1

Montpelier Re Holdings Ltd. Announces Appointment of Christopher L. Harris as Chief Underwriting & Risk Officer

HAMILTON, Bermuda--(BUSINESS WIRE)--March 20th, 2006--Montpelier Re Holdings Ltd. (NYSE: MRH) today announced that Christopher L. Harris has been appointed Chief Underwriting & Risk Officer of the Company and of Montpelier Reinsurance Ltd. with immediate effect, subject to the approval of the Bermuda Department of Immigration. C. Russell Fletcher III, formerly Chief Underwriting Officer, is retiring from the Company.

Chris Harris received a Bachelor of Science in Mathematics from the University of North Texas and is a Fellow of the Casualty Actuarial Society, a Chartered Property and Casualty Underwriter, and a Chartered Financial Analyst. He joined Montpelier Re from Allianz Risk Transfer, where he was Chief Actuary North America. Previously, he ran the actuarial consulting practice for KPMG Bermuda, and his experience includes both consulting and operational roles in the insurance and reinsurance fields.

Anthony Taylor, Chairman and Chief Executive said, "Chris possesses a unique combination of underwriting and actuarial skills that are an ideal match for the changing demands of the CUO role in today’s fast evolving environment. I would like to record the Company’s gratitude to Russ for his great contribution to the founding of Montpelier and his leadership of the underwriting team.”

Montpelier Re Holdings Ltd., through its operating subsidiary Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. During the year ended December 31, 2005, Montpelier underwrote $978.7 million in gross premiums written. Shareholders' equity at December 31, 2005 was $1.1 billion. Additional information can be found in Montpelier's public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Montpelier may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control, that could cause actual results to differ materially from such statements. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results, future dividends or future repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier's common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including Hurricanes Katrina, Rita and Wilma; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma; the effectiveness of our loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the total industry losses resulting from Hurricanes Katrina, Rita and Wilma; the actual number of our insureds incurring losses from these storms; the limited actual loss reports received from our insureds to date; the impact of these storms on our reinsurers; the amount and timing of reinsurance recoverables and reimbursements actually received by us from our reinsurers; the overall level of competition, and the related demand and supply dynamics, in our markets relating to growing capital levels in the reinsurance industry, declining demand due to, among other things, increased retentions by cedants, and other factors; market acceptance of the underwriting capacity of Blue Ocean Reinsurance Ltd. without a financial strength rating from an independent rating agency; the impact of terrorist activities on the economy; and rating agency policies and practices. Montpelier's forward-

looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in “Risk Factors” in Item 1A of Montpelier's Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 14, 2006 with the Securities and Exchange Commission.

Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

CONTACT: Montpelier Re Holdings Ltd.

Bill Pollett, 441-297-9576

SOURCE: Montpelier Re Holdings Ltd.